Contact:	Mark Murphy, Chief Executive Officer
(949) 769-3200

Jeff Stanlis, Investor Relations
Hayden Communications, Inc.
(602) 476-1821

For Immediate Release

PRO-DEX, INC. ANNOUNCES THIRD QUARTER 2008 RESULTS

Sales increase 29% to $7.6 million for the quarter
Company completes relocation of its Santa Ana facility to Irvine

IRVINE, CA, May 15, 2008 - PRO-DEX, INC. (NASDAQ: PDEX) today announced financial results for the third fiscal quarter and nine-month period for fiscal 2008, the periods ending March 31, 2008.

Consolidated net sales for the third quarter increased 29% to $7.6 million compared to $5.9 million reported for the third quarter of fiscal 2007. For the nine months ended March 31, 2008, consolidated net sales increased 25% to a $19.7 million compared to $15.8 million for the year ago period.

Net income for the third quarter was $99,000 or $0.01 per basic and diluted share (based on 9.7 and 9.9 million shares, respectively) compared to net income of $216,000 or $0.02 per share on a basic and diluted basis for the three months ended March 31, 2007 (based on 9.6 and 9.8 million shares, respectively). The Company reported net income for the first nine months of $729,000 or $0.08 per share on a basic and $0.07 per share on a diluted basis (based on 9.7 and 9.9 million shares, respectively) compared to net income of $319,000, or $0.03 per basic and fully diluted share (based on 9.5 and 9.8 million shares, respectively) for the first nine months last year.

Mark P. Murphy, the Company’s President and Chief Executive Officer, commented, “We are pleased to report strong sales this quarter. This strength was attributable to high shipments to two large customers, meeting spikes in their demand. Shipments to these customers have now returned to normal levels, so we expect that our near-term sales will be more in line with previous quarters. The spike provided us with an opportunity to prove the scalability of our manufacturing capabilities. Our sales growth has all come from our medical device business, more than offsetting softness in other markets. We remained profitable, despite a change in the method of determining our inventory reserve, which resulted in a one-time impact of approximately $300,000. Without the change, we would have reported $0.02 higher earnings per share in the quarter.”

Consolidated gross profit for the quarter ended March 31, 2008 increased 3% over the same quarter in the previous year to $2.2 million, a 29% gross profit margin, compared to gross profit of $2.1 million, or 36% gross profit margin last year. Gross profit margins were reduced by the change in inventory reserve method, a change in sales mix shift away from software-related industrial sales to medical sales, and higher warranty costs due to a higher percentage of sales of warranty-related products. Gross profit for the nine months were $6.7 million, or 34% gross profit margin compared to gross profit of $5.5 million or 35% gross profit margin for the year-ago period. The change in inventory reserve calculation method reduced gross profit margins by approximately 4 margin points in the third quarter and 1.5 margin points year to date. These reductions were slightly offset by efficiency gains due to the higher sales levels in 2008.

Third quarter operating expenses increased by 12% to $2.0 million, compared to $1.8 million in the third quarter last year, but as a percentage of sales, was reduced from 30% to 26%. For the nine months, operating expense increased 9% to $5.5 million from $5.0 million in the year-ago period, but as a percentage of sales, was reduced from 32% to 28%.

Mr. Murphy continued, “We completed the move into our new Irvine facility in late April. The move occurred according to our plan and we have now resumed normal operations. We incurred approximately $13,000 in non-recurring expenses related to this relocation during the third quarter and expect the bulk of such move related expenses approximating $500,000 (including out-of-pocket and inefficiency costs) to be realized in Q4.

The Company completed the March 31, 2008 quarter with cash and cash equivalents of $529,000 compared to cash and cash equivalents of $403,000 as of June 30, 2007. Total working capital was $5.7 million as of March 31, 2008. There was $500,000 borrowed under the terms of the Company’s credit line compared to $300,000 at June 30, 2007 and nothing borrowed against the Company’s $2 million term commitment facility, leaving the total eligible additional borrowing capacity as of March 31, 2008 at $5.5 million. Net debt (total debt less cash) was $2.1 million at March 31, 2008, reduced from $2.4 million at June 30, 2007. Shareholders’ equity increased 6.3% to $13.7 million from $12.9 million as of June 30, 2007.

Teleconference Information:

Investors and all others are invited to listen to a conference call discussing the third fiscal quarter 2008 results, today at 4:30 p.m. Eastern Time. The call is scheduled to be broadcast live over the Internet and may be accessed by visiting the Company's website at http://www.pro-dex.com. Mark Murphy, Chief Executive Officer and Jeff Ritchey, Chief Financial Officer, plan to host the call. If you would like to join the call, dial (866) 323-3543 U.S. and (706) 679-0672 International, conference I.D. 46906033. You may identify the call as the Pro-Dex Third Quarter Earnings Call. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's website for 30 days. Additionally, a telephone replay will be available 2 hours after the call for 48 hours by dialing (800) 642-1687 U.S. or (706) 645-9291 for international callers, conference I.D. number 46906033.

Pro-Dex Inc., with operations in Irvine, California, Beaverton, Oregon and Carson City, Nevada, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate embedded motion control, miniature rotary drive systems and fractional horsepower DC motors, serving the medical, dental, semi-conductor, scientific research and aerospace markets. Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, scientific research facilities, commercial and military aircraft, and high tech manufacturing operations globally.

For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2008(unaudited)	June 30,2007 (audited)
ASSETS
Current assets:
Cash and cash equivalents	$529,000	$403,000
Accounts receivable, net of allowance for doubtful accounts of $140,000 at March 31, 2008 and $153,000 at June 30, 2007	3,497,000	3,436,000
Inventories, net	4,713,000	4,622,000
Prepaid expenses	452,000	205,000
Deferred income taxes	1,049,000	1,091,000
Total current assets	10,240,000	9,757,000

Property, plant, equipment and leasehold improvements, net	5,286,000	3,778,000
Other assets:
Goodwill	2,997,000	2,997,000
Intangibles - Patents, net	1,246,000	1,321,000
Deferred income taxes	229,000	229,000
Other	34,000	25,000
Total other assets	4,506,000	4,572,000

Total assets	$20,032,000	$18,107,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Credit Line	$500,000	$300,000
Accounts payable	1,952,000	1,110,000
Accrued expenses	1,703,000	1,183,000
Income taxes payable	114,000	158,000
Current portion of term note	250,000	250,000
Current portion of real estate loan	30,000	26,000
Current portion of "patent" deferred payable	-	82,000
Total current liabilities	4,549,000	3,109,000

Long-term liabilities
Term note	208,000	396,000
Real estate loan	1,568,000	1,593,000
Patent deferred payable	45,000	158,000
Total long-term liabilities	1,821,000	2,147,000
Total liabilities	6,370,000	5,256,000
Commitments and contingencies
Shareholders' equity:
Common shares; no par value; 50,000,000 shares authorized; 9,718,366 shares issued and outstanding March 31, 2008, 9,718,366 shares issued and outstanding June 30, 2007,	16,497,000	16,340,000
Accumulated deficit	(2,835,000)	(3,489,000)

Total shareholders’ equity	13,662,000	12,851,000

Total liabilities and shareholders’ equity	$20,032,000	$18,107,000

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Three months ended March 31 (unaudited)

	2008	2007

Net sales	$7,614,000	$5,916,000

Cost of sales	5,388,000	3,760,000
Gross profit	2,226,000	2,156,000

Operating expenses:
Selling	397,000	361,000
General and administrative expenses	892,000	780,000
Research and development costs	729,000	664,000
Total operating expenses	2,018,000	1,805,000

Income from operations	208,000	351,000

Other income (expense):
Other expense, net	(45,000)	(4,000)
Royalty income	5,000	5,000
Interest expense	(37,000)	(66,000)
Total	(77,000)	(65,000)

Income before provision for income taxes	131,000	286,000

Provision for income taxes	32,000	70,000
Net income	$99,000	$216,000

Net income per share:
Basic	$0.01	$0.02
Diluted	$0.01	$0.02

Weighted average shares outstanding - basic	9,718,366	9,556,272
Weighted average shares outstanding - diluted	9,935,358	9,765,033

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Nine months ended March 31 (unaudited)

	2008	2007

Net sales	$19,728,000	$15,780,000

Cost of sales	12,996,000	10,274,000
Gross profit	6,732,000	5,506,000

Operating expenses:
Selling	1,072,000	1,039,000
General and administrative expenses	2,492,000	2,106,000
Research and development costs	1,939,000	1,890,000
Total operating expenses	5,503,000	5,035,000

Income from operations	1,229,000	471,000

Other income (expense):
Other income, net	3,000	7,000
Royalty income	25,000	30,000
Interest expense, net	(119,000)	(179,000)
Total	(91,000)	(142,000)

Income before provision for income taxes	1,138,000	329,000

Provision for income taxes	409,000	10,000
Net income	$729,000	$319,000

Net Income per share:
Basic	$0.08	$0.03
Diluted	$0.07	$0.03

Weighted average shares outstanding - basic	9,718,366	9,549,211
Weighted average shares outstanding - diluted	9,928,128	9,768,277